THIS NOTE AND THE SECURITIES ISSUABLE UPON ITS CONVERSION HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), OR ANY STATE SECURITIES LAW, AND MAY NOT BE TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION UNDER THE ACT OR IN A TRANSACTION WHICH, IN THE OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE COMPANY, QUALIFIES AS AN EXEMPT TRANSACTION UNDER THE ACT AND THE RULES AND REGULATIONS PROMULGATED THEREUNDER.

                      ------------------------------------

                           CONVERTIBLE PROMISSORY NOTE


$200,000                                                     December 23, 2003


1. Obligations

     (a) The undersigned, ICOA, Inc., a Nevada corporation having an address at 111 Airport Rd., Warwick, RI 02919 (the "Company"), has agreed to acquire 100% of the outstanding shares of Airport Network Solutions, Inc. (ANS) for the cash sum of Two Hundred Thousand ($200,000). The Company hereby promises to pay to the Shareholders of ANS, as identified in Schedule A attached hereto, together with their successors, representatives and permitted assigns (the "Holder"), in accordance with the terms hereinafter provided, the principal amount of Two Hundred Thousand Dollars ($200,000) in the aggregate, together with interest thereon as set forth herein, on December 18, 2005, (the "Maturity Date"), at the Holder's address as set forth in Schedule A, or such other place as the Holder shall specify in writing.

     (b) The outstanding principal balance of this Note shall bear interest at a rate per annum equal to Five percent (5%) from the date which is one year from the date hereof until paid in full, unless earlier converted as provided herein. Interest shall be computed on the basis of a 360-day year of twelve (12) 30-day months.

     (c) All payments received from the Company hereunder shall be applied, first, to the payment of expenses and fees due to the Holder pursuant to the terms of this Note; second, to the payment of interest accrued and unpaid on this Note; and third, to reduce the principal balance hereunder.

     (d) The Company shall not be entitled to prepay the unpaid principal balance hereof, in whole or in part, except by written consent of the Holder.

2. Conversion at the Option of the Holder At any time and from time to time prior to the Maturity Date, at such time as the Company shall have authorized a sufficient number of shares of Common Stock to effect the forgoing (the "Conversion Shares"), this Note shall be convertible (in whole or in part), at

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

the option of the Holder by prior written notice to the Company, into such number of fully-paid and non-assessable shares of Common Stock that shall be obtained by dividing the sum of the outstanding principal amount to be converted, by the $0.01 per share. Accrued, but unpaid interest at the time of conversion shall be paid in cash. Upon such conversion, this Note and the obligations evidenced thereby shall be cancelled and shall be of no further force and effect. If at any time the Holder shall convert less than the full value of this Convertible Promissory Note, the Company shall re-issue the note for the then remaining value.

3. Expenses.

         The Company agrees to pay to the Holder all reasonable expenses incurred by the Holder, including reasonable attorneys' fees, in enforcing and collecting this Note.

4. Events of Default.

         Each of the following events shall constitute a default under this Note (each an "Event of Default"): (a) any default shall occur in the payment of any amount payable under this Note, (b) any proceedings are instituted in a court of competent jurisdiction for the reorganization, liquidation, or dissolution of the Company or for its adjudication as a bankrupt or insolvent and if instituted by a third party, such proceedings are not dismissed, discharged or stayed within sixty (60) days from the date such proceedings are instituted; (c) the Company makes an assignment for the benefit of its creditors; (d) a receiver, liquidator, assignee, trustee or custodian is appointed to administer the affairs of the Company; or (e) the Company dissolves, liquidates or winds-up its business and operations.

         Upon the occurrence and at any time during the continuance of any Event of Default, the Holder shall be entitled to (a) declare this Note, and any and all principal, interest and other amounts due under this Note to be immediately due and payable, and (b) exercise or otherwise enforce any one or more of the Holder's rights, powers, privileges, remedies and interests under this Note or applicable law.

7. Holder's Representations. By its acceptance of this Note, Holder confirms the following to the Company:

     (a) All subsequent offers and sales of the Conversion Shares shall be made pursuant to an effective registration statement under the Securities Act of 1933, as amended, and applicable state securities laws or pursuant to an applicable exemption from such registration.

     (b) Holder: (i) has been provided with sufficient information with respect to the business of the Company and its subsidiaries and such documents relating to the Company and its subsidiaries as such Holder has requested and Holder has carefully reviewed the same, and (ii) has had access to management of the Company and the opportunity to discuss the information provided by management of the Company and any questions that Holder had with respect thereto have been answered to the full satisfaction of Holder.

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

8. Note Obligations Binding; No Waiver.

         This Note is binding on the Company and its respective successors and assigns, and the Company hereby waives presentment, demand, notice and protest and any defense by reason of an extension of time for payment or other indulgences. Failure of the Holder to assert any right herein shall not be deemed to be a waiver thereof.

9. Governing Law.

         This Note shall be governed by and construed and enforced in accordance with the laws of the State of Rhode Island, without giving effect to principles of conflicts of law thereof.

10.      Amendment; Severability.

         This Note may not be modified, amended or waived except in writing signed by the Holder.



                                           ICOA, INC.


                                              By:  /s/ Erwin Vahlsing, Jr.
                                            Name:  Erwin Vahlsing, Jr.
                                           Title:  CFO






















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

                                   Schedule A
                 Airport Network Solutions, Inc. - Shareholders




Richard Schiffmann                                            50.97%
113 Hoffmann Ave.
San Francisco, CA  94114

Pamela Brown                                                  44.61%
4615 NE Alameda St
Portland, OR  97213

Kim Staskus                                                     4.43%
113 Hoffmann Ave.
San Francisco, CA  94114